SECOND AMENDMENT TO THE
DISTRIBUTION AGREEMENT

THIS SECOND AMENDMENT dated as of this 16th day of October, 2014, to the Distribution Agreement, dated as of September 12, 2012, as amended January 25, 2013 (the “Agreement”), between FACTORSHARES TRUST (the “Trust”), a Delaware statutory trust and QUASAR DISTRIBUTORS, LLC (the “Distributor”), a Delaware limited liability company.  FACTOR ADVISORS, LLC, a limited liability company and the investment advisor to the Trust (the “Adviser”), is a party hereto with respect to Article 5 only.

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the Agreement to add the ISE Cyber Security ETF and to amend the fees; and

WHEREAS, Article 13 of the Distribution Agreement allows for its amendment by a written instrument executed by the parties.

NOW, THEREFORE, the Trust, the Distributor and the Advisor agree as follows:

Exhibit A of the Agreement is hereby superseded and replaced in its entirety with Amended Exhibit A attached hereto.

Amended Schedule C of the Agreement is hereby superseded and replaced with Amended Schedule C attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

FACTORSHARES TRUST	QUASAR DISTRIBUTORS, LLC
By: /s/ Samuel Masucci, III
Name: Samuel Masucci, III	By: /s/ James R. Schoenike
Title: President	Name: James R. Schoenike
Title: President
FACTOR ADVISORS, LLC
(with respect to Article 5 only)
By: /s/ Samuel Masucci, III
Name: Samuel Masucci, III
Title: President

10/20/14

Amended Exhibit A to the Distribution Agreement

Separate Series of FactorShares Trust

Name of Series PureFunds ISE Junior Silver (Small Cap Miners/Explorers) ETF ISE Cyber Security ETF

10/2014

Amended Schedule C – Distribution Agreement – FactorShares Trust –
PureFunds ISE Junior Silver (Small Cap Miners/Explorers) ETF

Exchange Traded Funds QUASAR DISTRIBUTORS, LLC - REGULATORY DISTRIBUTION SERVICES FEE SCHEDULE at January, 2013

Regulatory Distribution Annual Services Per Fund*
__basis points on average net assets or $__minimum, whichever is greater.

Subject to a minimum annual fee:  $__ per fund ($      per fund assuming __ funds for the first year, $__ per fund for the second year) Each Fund will revert to the fees listed on this fee schedule once these minimums have been exceeded or the end of 2 years, which ever comes first.)

Default sales loads and distributor concession, if applicable, are paid to Quasar.

Standard Advertising Compliance Review
  $__ per communication piece for the first __ pages (minutes if tape or video); $__ /page (minute if tape or video) thereafter.
  $__ FINRA filing fee per communication piece for the first __ pages (minutes if tape or video); $__ /page (minute if tape or video) thereafter.  [FINRA filing fee subject to change.]
      (FINRA filing fee may not apply to all communication pieces)

Expedited Advertising Compliance Review
  $__ for the first __ pages (minutes if audio or video); $__ /page (minute if audio or video) thereafter, 24 hour initial turnaround.
  $__ FINRA filing fee per communication piece for the first __pages (minutes if audio or video); $__ /page (minute if audio or video) thereafter.  [FINRA filing fee subject to change.]
      (3 day turnaround IF accepted by FINRA, FINRA filing fee may not apply to all communication pieces)

Licensing of Investment Advisor’s Staff (if desired)
▪ $__/year per registered representative
▪ Quasar sponsors the following licenses: Series 6, 7, 24, 26, 27, 63, 66
▪ $__/FINRA designated branch location
▪ Plus all associated FINRA and state fees for Registered Representatives, including license and renewal fees

Fund Fact Sheets
▪ Design - $__/fact sheet, includes first production
▪ Production - $__ /fact sheet per production period
▪ All printing costs are out-of-pocket expenses, and in addition to the design fee and production fee
▪ Web sites, third-party data provider costs, brochures, and other sales support materials – Project priced via Quasar proposal

Chief Compliance Officer Support Fee*
▪ $__/year

Out-of-Pocket Expenses
Reasonable out-of-pocket expenses incurred by the Distributor in connection with activities primarily intended to result in the sale of shares, including, but not limited to:
▪ Typesetting, printing and distribution of prospectuses and shareholder reports
▪ Production, printing, distribution, and placement of advertising, sales literature, and materials
▪ Engagement of designers, free-lance writers, and public relations firms
▪ Postage, overnight delivery charges
▪ FINRA registration fees [To include late U5 charge (if applicable)]
      (FINRA advertising filing fees are included in Advertising Compliance Review section above)
▪ Record retention
▪ Travel, lodging, and meals

* Subject to annual CPI increase, Milwaukee MSA.
Fees are billed monthly.

10/2014

Amended Schedule C – Distribution Agreement – FactorShares Trust
ISE Cyber Security ETF at October, 2014

Base Fee (1) for Quasar Distributors, LLC Regulatory Distribution Services-

The following reflects the greater of the basis point fee or minimum per fund-

Quasar Distributors	Basis Points on AUM per Fund			Annual Minimum per Fund
	$0-500m	+$500m	+$1b	$__
	__	__	__

Note: MLP Funds pricing may vary from the above annual fees and are TBD per investment strategy

The Following Services/Fees are in Addition to the Base Fee-

Standard Advertising Compliance Review
▪	$__ per communication piece for the first __pages (minutes if audio or video); $__/page (minute if audio or video) thereafter.
▪
$__ FINRA filing fee per communication piece for the first __ pages (minutes if audio or video); $__ /page (minute if audio or video) thereafter. FINRA filing fee subject to change. (FINRA filing fee may not apply to all communication pieces.)

Expedited Advertising Compliance Review
▪	$__ for the first __ pages (minutes if audio or video); $__ /page (minute if audio or video) thereafter, 24 hour initial turnaround.
▪
$__FINRA filing fee per communication piece for the first __ pages (minutes if audio or video); $__ /page (minute if audio or video) thereafter. FINRA filing fee subject to change. (FINRA filing fee may not apply to all communication pieces.)

Out-of-Pocket Expenses
Reasonable out-of-pocket expenses incurred by the Distributor in connection with activities primarily intended to result in the sale of shares, including, but not limited to:
▪	Typesetting, printing and distribution of prospectuses and shareholder reports
▪	Production, printing, distribution, and placement of advertising, sales literature, and materials
▪	Engagement of designers, free-lance writers, and public relations firms
▪	Postage, overnight delivery charges
▪	FINRA registration fees (Including late U5 charge if applicable)
▪	Record retention (Including RR email correspondence if applicable)
▪	Travel, lodging, and meals

The Following OPTIONAL Services/Fees are Available if Selected-

Licensing of Investment Advisor’s Staff (if desired)
▪	$__/year per registered representative
▪	Quasar sponsors the following licenses: Series 6, 7, 24, 26, 27, 63, 66
▪	$__/FINRA designated branch location
▪	All associated FINRA and state fees for registered representatives, including license and renewal fees

Fund Fact Sheets
▪	Design - $__/fact sheet, includes first production
▪	Production - $__ /fact sheet per production period
▪	All printing costs are out-of-pocket expenses in addition to the design and production fees
▪	Web sites, third-party data provider costs, brochures, and other sales support materials – Project priced via Quasar proposal

(1) Subject to annual CPI increase, Milwaukee MSA.

Fees are calculated pro rata and billed monthly.

10/2014	4